EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER BETWEEN REGAL ONE CORPORATION AND PRINCETON CAPITAL CORPORATION

AGREEMENT AND PLAN OF MERGER

BETWEEN

REGAL ONE CORPORATION,
A FLORIDA CORPORATION

AND

PRINCETON CAPITAL CORPORATION,
A MARYLAND CORPORATION

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 14, 2014 is made by and between Regal One Corporation, a Florida corporation (the “Company”), and Princeton Capital Corporation, a Maryland corporation and a wholly owned subsidiary of the Company (“Newco”).

The parties hereto have entered into that certain Asset Purchase Agreement with Capital Point Partners, LP, a Delaware limited partnership (“Fund I”), and Capital Point Partners II, LP, a Delaware limited partnership (“Fund II” and, together with Fund I, the “Capital Point Partnerships”), dated the date hereof (the “Asset Purchase Agreement”), pursuant to which the Capital Point Partnerships have agreed to sell certain assets to the Surviving Corporation (as defined below) in exchange for shares of Newco Common Stock (as defined below) and, as a condition to such purchase, the parties hereto have agreed to effect the Reincorporation Merger (as defined below) pursuant to this Agreement.

The Board of Directors of the Company and Newco each have approved this Agreement and the Reincorporation Merger contemplated hereby, and have determined that the Reincorporation Merger is advisable and in the best interest of such company, and the sole stockholder of Newco has approved the Reincorporation Merger as required by the Maryland General Corporation Law (the “MGCL”).

In consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the MGCL and the Florida Business Corporation Act (the “FBCA”), the parties hereto have agreed and covenanted, and do hereby agree and covenant as follows:

ARTICLE I

TERMS AND CONDITIONS OF MERGER; EFFECTIVE TIME

1.1 Terms and Conditions of Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Newco, whereupon the separate existence of the Company shall cease (the “Reincorporation Merger”). Newco shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be incorporated under the laws of the State of Maryland. The Reincorporation Merger shall have the effects specified in the MGCL and in the FBCA and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

1.2 Effective Time.

The date and hour on which the Reincorporation Merger occurs and becomes effective is hereinafter referred to as the “Effective Time.” The Reincorporation Merger shall be effective upon the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland in accordance with the MGCL following the filing of the Articles of Merger with the Department of State of the State of Florida in accordance with the FBCA, which shall take place as soon as practicable following the approval and/or adoption, as applicable, of this Agreement and the Reincorporation Merger by the requisite stockholders of the Company and compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended, or such later date and time, not more than 30 days after such filings of said Articles of Merger, as may be agreed in writing by the Company and the Capital Point Partnerships and set forth in such Articles of Merger.

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1 The Charter.

The charter of Newco in effect at the Effective Time shall be the charter of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2 The Bylaws.

The bylaws of Newco in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1 Officers.

The officers of the Surviving Corporation from and after the Effective Time shall be such individuals designated in writing by the Capital Point Partnerships to the Company not fewer than 2 business days before the filing of the Articles of Merger as contemplated in Section 1.2, who shall serve in accordance with the charter and Bylaws of the Surviving Corporation and until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal.

3.2 Directors.

The directors of the Surviving Corporation from and after the Effective Time shall be such individuals designated in writing by the Capital Point Partnerships to the Company not fewer than 2 business days before the filing of the Articles of Merger as contemplated in Section 1.2, who shall serve as the directors of the Surviving Corporation, in the classes so designated by the Capital Point Partnerships, for the terms specified by the charter and Bylaws of the Surviving Corporation and until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal.

ARTICLE IV

STOCK AND STOCK CERTIFICATES

4.1 Effect of Reincorporation Merger on Stock.

At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, Newco or the stockholders of the Company:

(a) Each share of common stock of the Company, $0.001 par value per share (the “Company Common Stock”), outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for the right to receive one share of common stock of Newco, $0.001 par value per share (the “Newco Common Stock”), in accordance herewith, and all Company Common Stock shall be automatically cancelled and retired and shall cease to exist.

(b)   Each share of Newco Common Stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

(c)   Each share of Series B Convertible Preferred Stock of the Company, no par value per share (the “Company Preferred Stock”), outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for the right to receive an equal number of shares of Newco Common Stock in accordance herewith, such that the aggregate number of shares of Newco Common Stock issued to the holders of outstanding shares of Company Common Stock and Company Preferred Stock in the Reincorporation Merger is 5,000,000, and all Company Preferred Stock shall be automatically cancelled and retired and shall cease to exist.

4.2 Certificates.

At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Company Common Stock, Company Preferred Stock, or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the respective Newco Common Stock or other securities, as the case may be, into which the shares of Company Common Stock, Company Preferred Stock, or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Newco Common Stock or other securities of Newco, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V

CONDITIONS

5.1 Stockholder Approval of Reincorporation Merger.

The respective obligations of each party hereto to effect the Reincorporation Merger are subject to the receipt by the Company of approval of the requisite holders of its shares required to approve this Agreement and the transactions contemplated hereby pursuant to Section 607.1104 of the FBCA.

ARTICLE VI

TERMINATION

6.1 Termination.

This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company, if the Board of Directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Newco, or any of their respective stockholders, directors or officers.

ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1 Modification or Amendment.

Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the requisite stockholders of the Company shall not (i) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Company Common Stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Company or the holders of Company Common Stock.

7.2 Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3 Governing Law.

This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Maryland, without regard to principles of conflict of law.

7.4 Entire Agreement.

This Agreement and the Asset Purchase Agreement constitute the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.5 No Third Party Beneficiaries.

This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7 Headings.

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

REGAL ONE CORPORATION, a Florida corporation		PRINCETON CAPITAL CORPORATION, a Maryland corporation

By:	/s/ Charles J. Newman	By:	/s/ Charles J. Newman
Name:	Charles J. Newman	Name:	Charles J. Newman
Title:	Chief Executive Officer/and Chief Financial Officer	Title:	President

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